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                                                                    EXHIBIT 99.1

HP TO ACQUIRE HEARTSTREAM, INC.
DEAL STRENGTHENS HP'S COMMITMENT TO AHA'S CARDIAC "CHAIN OF SURVIVAL"

Palo Alto, Calif. and Seattle, Wash. Dec. 29, 1997

Hewlett-Packard Company and Heartstream, Inc. today announced that they have signed an agreement under which HP is expected to acquire Heartstream. Heartstream, which is based in Seattle, develops automated external defibrillators. The acquisition is intended to complete HP's range of external defibrillators aimed at the cardiac-care continuum, from trained lay responders to highly trained clinical users.

Under the terms of the agreement, Heartstream's stockholders will receive, in exchange for their shares of Heartstream common stock, shares of HP common stock, the number to be determined by dividing $11 by the average closing price of HP common stock for the five trading days ending on the trading day before the closing. The transaction is expected to close by early spring, pending completion of customary closing conditions and receipt of Heartstream stockholder and required government approvals.

According to the American Heart Association (AHA), sudden cardiac arrest claims the lives of 350,000 Americans each year. Only defibrillation, which administers an electrical shock, can restore the normal rhythm of the heart in sudden cardiac arrest. The AHA estimates that up to 100,000 lives could be saved annually if victims were defibrillated sooner. The association has developed an educational campaign, called the Chain of Survival, about the need for early access to emergency medical care, cardiopulmonary resuscitation (CPR), early defibrillation and advanced cardiac life support.

HP is a leading provider of manual external defibrillators. HP's CodeMaster products are used in hospitals, clinics and physicians' offices worldwide. A strategic alliance with Laerdal Medical Corporation, announced in 1996, broadened HP's distribution reach into the pre-hospital market for paramedics and other specially trained emergency medical teams.

Heartstream's automated external defibrillator, the ForeRunner, is designed for extreme portability and ease of use. The product is marketed to minimally trained responders, such as police, airline flight personnel and industrial first-aid teams. Heartstream manufactures and markets the only FDA-cleared automated external defibrillator with patented SMART biphasic technology, which significantly reduces the amount of energy required to restore the heart's rhythm.

"Heartstream's ForeRunner is an exceptional product in terms of its industrial design and ease of use for non-clinical personnel," said Stephen Rusckowski, general manager of HP's Cardiology Products Division. "We respect Heartstream's achievements in creating awareness and market acceptance for defibrillation at the point-of-crisis. Combining Heartstream's technology and ForeRunner products with HP's current family of external defibrillators will allow us to strengthen our commitment to the cardiac chain of survival."

"We believe that this acquisition by HP will help bring our SMART biphasic technology to a broader range of customers," said Alan Levy, president of Heartstream. "Heartstream's technology, combined with the complementary products from HP and Laerdal and the strength of their distribution channel, will better address the fastest-growing segment of the external-defibrillator market and improve the chances of survival from the nation's leading cause of death."


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Upon completion of the acquisition, Heartstream is expected to become part of
HP's Cardiology Products Division. Heartstream employees will become HP employees, with the majority expected to accept positions within HP.

About Heartstream
-----------------

Heartstream, Inc. (NASDAQ: HTST) develops, manufactures and markets innovative automatic external defibrillators for the treatment of sudden cardiac arrest. The company employs about 135 people at its corporate headquarters in Seattle. Heartstream's customers include American Airlines, the British Red Cross, Intel Corporation, Lucent Technologies, Mirage Resorts, Nike and State Farm Insurance.

Information about Heartstream can be found on the World Wide Web at http://www.heartstream.com.

About HP
--------

HP's Medical Products Group, based in Andover, Mass., is a worldwide leader in clinical measurement and diagnostic technologies, information solutions, services, support and supplies for the healthcare industry. The group has 5,300 employees and had revenue of more than $1.2 billion in its 1997 fiscal year.

HP leads the world in critical-care patient monitoring, cardiovascular ultrasound imaging and clinical-information system for critical care, and is at the forefront of new technologies such as point-of-care diagnostics and predictive instruments. HP is the founding member of the Andover Working Group, a 250-member initiative focused on developing standards-based interoperability between healthcare applications.

HP Medical Products Group is the official patient-monitoring and defibrillator supplier to the 1998 World Cup. Information about HP Medical Products Group can be found on the World Wide Web at http://www.hp.com/go/healthcare.

HP is the official information-technology hardware and maintenance supplier to the 1998 World Cup soccer tournament.

Hewlett-Packard Company is a leading global provider of computing, Internet and intranet solutions, services, communications products and measurement solutions, all of which are recognized for excellence in quality and support. HP has 121,900 employees and had revenue of $42.9 billion in its 1997 fiscal year.

Information about HP and its products can be found on the World Wide Web at http://www.hp.com.


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